Exhibit 99.1

Targacept Declares Pre-closing Dividend in Connection with its Merger with Catalyst Biosciences, Inc.

Winston-Salem, NC – August 4, 2015 — Targacept, Inc. (NASDAQ: TRGT) announced today that its board of directors has declared a pre-closing dividend, in connection with its merger with Catalyst Biosciences, Inc., of an aggregate cash amount of $19,500,000, which is approximately $0.5686 per share, and non-interest bearing, redeemable convertible notes with an aggregate principal amount of $37,000,000, which is approximately $1.079 per share. Subject to the approvals described below, the pre-closing dividend will be paid on August 19, 2015 to Targacept’s stockholders of record as of the close of business on August 14, 2015.

At the option of the noteholder, at any time within 30 months after the closing of the merger, the redeemable convertible notes shall be redeemable into cash or convertible into shares of common stock of the post-merger combined company, at a conversion rate of $1.31 per share ($9.19 per share as adjusted for the planned 7-for-1 reverse stock split), which represents 130% of the negotiated per-share value of Targacept’s assets following the payment of the pre-closing dividend.

The pre-closing dividend is contingent upon (i) the approval of the merger and the issuance of Targacept common stock pursuant to the merger agreement; (ii) the approval of an amendment to Targacept’s amended and restated certificate of incorporation to effect a 7-for-1 reverse stock split; and (iii) the approval of an amendment to Targacept’s amended and restated certificate of incorporation to change the name “Targacept, Inc.” to “Catalyst Biosciences, Inc.” at the annual meeting of Targacept stockholders to be held on Tuesday, August 18, 2015.

Additional Information and Where You Can Find It.

On July 28, 2015, Targacept filed a proxy statement/prospectus/information statement in connection with the merger. Investors and stockholders are urged to carefully read the proxy statement/prospectus/information statement and other relevant material because they contain important information about the merger. Investors and stockholders may obtain free copies of these documents and other documents filed by Targacept with the SEC through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by Targacept by going to Targacept’s corporate website at www.targacept.com or by written request sent to: Targacept, Inc., 100 North Main Street, Winston-Salem, North Carolina 27101, Attention: Chief Financial Officer. Investors and stockholders are urged to read the proxy statement/prospectus/information statement and the other relevant materials before making any voting decisions with respect to the merger.

Targacept and its directors and executive officers and Catalyst and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Targacept in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger is included in the proxy statement/prospectus/information statement referred to above. Additional information regarding certain of these persons and their beneficial ownership of Targacept common stock as of July 15, 2015 is also set forth in the proxy statement/prospectus/information statement.

Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statement of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expense, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the structure, timing and completion of Targacept’s merger with Catalyst Biosciences, including the proposed dividend in connection therewith; the potential conversion of the convertible notes to be issued as part of the transaction; and expectations regarding voting by Targacept stockholders at the annual meeting. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Targacept makes, including the risks described in the “Risk Factors” section of the proxy statement/prospectus/information statement referred to above and Targacept’s periodic reports filed with the SEC. Targacept does not assume any obligation to update any forward-looking statements, except as required by law.

Targacept Contacts:

Investors:

Targacept, Inc.

Stephen A. Hill

CEO

+1.336.480.2100

stephen.hill@targacept.com

Media:

Heather Savelle

MacDougall Biomedical Communications

+1.781.235.3060

hsavelle@macbiocom.com